FUNDING AND PRODUCTION AGREEMENT
FOR THE 3-D ANIMATED MOTION PICTURE
"BUNNY TALES"

This FUNDING AND PRODUCTION AGREEMENT is made and entered into as of November 12, 2007 (the “Effective Date”),

AMONG:

SKYWORK STUDIOS INC., a company registered in Canada having office at Unit #11 – 534 Cambie Street, Vancouver, BC V6B 2N7 and having its production studio at : 293/1 Madhuvan Society, Near Lakhubhai Estate, Vallabh Vidyanagar, Gujarat (hereinafter referred to as “Skywork”) being represented by Mr. Ashish Mittal as President;

AND:

PACIFIC GOLD ENTERTAINMENT INC., a company registered in Canada having office at #6 – 534 Cambie Street, Vancouver, BC V6B 2N7, (hereinafter referred as “PGE Inc.”) being represented by Mr. Mark Tuit as CEO (Chief Executive Officer);

AND:

DAVAL RELEASING INC., a company registered in Canada having office at #3 – 534 Cambie Street, Vancouver, BC V6B 2N7, (hereinafter referred as “Daval”) being represented by Mr. Ron Loudoun as President;

WHEREAS:

A.
On July 17, 2006, Skywork, Pathway Films Inc. and Red Blossom Entertainment Inc. entered into the initial funding and production agreement for the animated motion picture named “Bunny Tales” setting out the parties’ film equity in “Bunny Tales”.

B.	On June 21, 2007, Pathway Films Inc. and Red Blossom Entertainment Inc. transferred each of their interest in “Bunny Tales” to PGE Inc. pursuant to the terms and conditions of a transfer agreement.

C.           The production of Bunny Tales is in an advanced stage of completion;

D.	Skywork, Daval and PGE Inc. seek to arrange funding contribution for the production of the movie.

E.	Skywork with the consent of PGE Inc. had to arrange for venture capital loan of CDN$50,000 from Daval;

F.           Daval has agreed to give the loan on conditions stipulated in this agreement:

NOW THEREFORE, this agreement witnesses that:

Terms of Loan

1.           Daval agrees to advance the production loan of CDN$50,000 at nil interest for the purpose of funding the project “Bunny Tales”.

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2.           Daval will have no responsibility for losses, if any suffered, in production and distribution of “Bunny Tales”.

Repayment of Loan Proceeds

3.           Repayment of loan proceeds will be paid out in a pari-passu pro-rata sequence as set out in Exhibit “A” attached hereto and forming part of this agreement.

4.           All parties agree to assign the repayment of loan proceeds and recoupment of proceeds to a third party company, which will represent all of the contracts signed between the parties and will disperse all monies contractually owed to the parties.  The third party company will charge a fee equal to 5% of all proceeds for the purpose of its administration fees, not to exceed CDN$25,000 annually.

Governing Law / Arbitration / Remedies

5.           This agreement will be deemed to have been executed and delivered in Vancouver, British Columbia, Canada, and the rights and obligations of the parties hereunder will be construed and enforced in accordance with the laws of Canada, without regard to conflicts of law principles thereof. The place of arbitration will be in Canada applying its then current rules and the language of the arbitration will be in English. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The prevailing party in any such arbitration will be entitled to recover its reasonable attorneys’ fees and costs, in addition to the award of the arbitrator.

Assignment

6.           This agreement may be assigned or delegated by the Parties to any third parties. This agreement will be binding on, and will incur to the benefit of, the Parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the effective date.

Skywork Studios Inc.

Per:           /s/ Ashish Mittal

  Ashish Mittal - President

Pacific Gold Entertainment Inc.

Per:           /s/ Mark Tuit

  Mark Tuit - President

Daval Releasing Inc.

Per:           /s/ Ron Loudoun

  Ron Loudoun - President

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EXHIBIT “A”

Exhibit “A” to that certain Funding and Production Agreement among Skywork Studios Inc., Pacific Gold Entertainment Inc., and Daval Releasing Inc.
made as of the 12th day of November, 2007.

(number of pages including this one:  1)

Recoupment and Payment Tiers

All proceeds from the sale and distribution of “Bunny Tales” will be deposited with a third party company to be named “Bunny Tales LLC”, or a similar name to be agreed upon by the Parties.  Bunny Tales LLC will disperse all monies owed to the parties directly to the Parties pursuant to the terms and agreements of this agreement and as per the tier structure for recoupment and payments as set out below.  All payments will be made on a pari-passu pro-rata basis among the Parties and their interest or payment amount within each tier.

Tier 1 – Initial Payment Tier

Parties	Skywork Studios Inc.	Pacific Gold Entertainment Inc.
Total payment amount	CDN$350,000	CDN$100,000

Tier 2 – Second Payment Tier

Parties	Daval Releasing Inc.
Total payment amount	CDN$50,000

Tier 3 – Final Payment and Ownership Tier

Parties	Skywork Studios Inc.	Pacific Gold Entertainment Inc.
Total payment interest	51.0%	49.0%

No payments in Tier 3 will be made until the full amount of each payment has been made to each Party in Tier 1 and in Tier 2.

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